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                                                                  EXHIBIT (5)(k)

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                      RIDER

                            LIFE EXTENSION BENEFIT II
                                    (LEB II)

1. WHAT IS THE BENEFIT FOR THIS RIDER? When this rider becomes effective, the Life Insurance Benefit of the policy will continue to equal the amount calculated as described in Section 1.2 of the Base Policy. We will deduct any unpaid loan and accrued loan interest when this benefit becomes payable.

2. WHEN DOES THIS RIDER BECOME EFFECTIVE? This rider becomes effective on the Policy Anniversary on which the younger insured is or would have been age 100.

3. WHAT HAPPENS TO OTHER POLICY PROVISIONS WHEN THIS RIDER BECOMES EFFECTIVE? At the time this rider becomes effective:
    -   Section 1.4 of the Base Policy will have no effect.
    -   No further premium payments will be allowed.
    - No further Monthly Deduction Charges will be made from the Cash Value, except, the monthly Mortality and Expense Risk Charge and Fund charges will continue to be deducted.
    - Loan interest on any outstanding loans will continue to accrue at the current loan interest rate.
    -   No new policy loans will be allowed.
    - Interest on the Cash Value allocated to the Fixed Account will continue to be accrued at the current interest rate. The Separate Account will continue to reflect the investment experience of the Separate Account.
    -   All other policy provisions continue to apply.
    -   All other riders attached to this policy will end.

4. IS THERE A CHARGE FOR THIS RIDER? A Monthly Per Thousand Face Amount Charge per thousand of Face Amount of the Base Policy is deducted from the Policy's Cash Value, on each Monthly Deduction Day. If a term rider is attached to the policy, a Monthly Per Thousand Face Amount Charge per thousand of Face Amount of the Term Insurance Benefit is also deducted from the Policy's Cash Value, on each Monthly Deduction Day. These charges are indicated on the Policy Data Pages.

    When this rider is issued at the same time as the policy, the Monthly Per Thousand Face Amount Charge for the Initial Face Amount of the Base Policy and/or Term Insurance Benefit is based on each Insured's attained age, sex, and risk class at the time the initial Face Amount took effect. Each time the Face Amount of the Base Policy and/or Term Insurance Benefit is increased, an additional Monthly Per Thousand Face Amount Charge for this Rider will apply. This additional charge will be based on each Insured's attained age, sex and class of risk at the time of each increase and this additional charge will be added to the existing Monthly Per Thousand Charge.

    If the rider is added to a policy that is already in force, each Insured's attained age at the time this rider is added, and each Insured's sex and class of risk at the time the Initial Face Amount and/or any Face Amount increases of the Base Policy and/or Term Insurance Benefit took effect, will be used to determine the Monthly Per Thousand Face Amount Charge. After this rider is in effect, the Monthly Per Thousand Face Amount Charge for increases in the Face Amount of the Base Policy and/or Term Insurance Benefit will be based on each Insured's attained age, sex and class of risk at the time of each increase and this additional charge will be added to the existing Monthly per Thousand Charge.

5. DOES THIS RIDER HAVE CASH OR LOAN VALUE? This rider does not have cash or loan value.

6. WHAT IS THIS RIDER'S DATE OF ISSUE? When this rider is issued at the same time as the policy, the rider and the policy have the same date of issue. If this rider is added to a policy that is already in force, the rider's date of issue will be shown on the Data Pages attached to the rider.


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                            LIFE EXTENSION BENEFIT II
                                    (LEB II)
                                   (CONTINUED)

7. IS THIS RIDER PART OF THE CONTRACT? This rider is made part of the policy, based on the application for the rider.

8. ARE THERE ANY TAX IMPLICATIONS UNDER THIS RIDER? You should consult with your personal tax advisor if this rider becomes effective, as there could then be tax implications under your policy.

9. WHEN WILL THIS RIDER END? You may cancel this rider, at any time, by sending us your request in writing. This rider will end on the Monthly Deduction Day on or next following the date we receive your request.

    This rider will also end if the policy ends or is surrendered.



                                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION


/s/ George J. Trapp                                     /s/ Frederick J. Sievert
-------------------                                     ------------------------
        Secretary                                                    President











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